EX. 99.1

Signet Jewelers Ltd (NYSE and LSE: SIG)
Results for the 13 and 52 weeks ended January 30, 2010	March 25, 2010

Signet Full Year Results Exceed Expectations

HAMILTON, Bermuda, March 25, 2010 – Signet Jewelers Ltd (“Signet”) (NYSE and LSE: SIG), the world’s largest specialty retail jeweler, today announced its results for the 13 weeks (“fourth quarter”) and for the 52 weeks (“fiscal 2010”) ended January 30, 2010.

Fiscal 2010 results:
•	Same store sales down 0.4%
•	Income before income taxes of $241.8 million
•	Basic earnings per share $1.92, above guidance provided in January 2010 of $1.76 to $1.84
•	Year end net debt(1) of $7.9 million

Performance against original fiscal 2010 financial objectives(2):
•	Positive free cash flow(1) of $471.9 million against target of $175 million to $225 million
•	Significantly exceeded working capital reduction objectives
•	Slightly exceeded $100 million cost saving program

Financial objectives for fiscal 2011:
•	Positive free cash flow(1) of between $150 million and $200 million
•	Controllable costs(3) little changed from fiscal 2010 at constant exchange rates
•	Capital expenditure of about $80 million

(1)	Non-GAAP measure, see Note 14.
(2)	As set out in announcement of March 25, 2009.
(3)	Controllable costs exclude net bad debt charge, expenses that vary with sales, the US vacation entitlement policy change and the impact from amendments to the Truth in Lending Act.

Terry Burman, Chief Executive, commented: “We are pleased with our fiscal 2010 results, which were ahead of our January expectations and substantially exceeded our objectives set at the start of the year.

Significant store capacity left the US specialty jewelry marketplace in calendar 2009 and we believe that many of the remaining firms are less able to compete due to financial pressures.  Improving store productivity through expanding our competitive advantages in the basic retail disciplines of store operations, supply chain management, marketing and quality of real estate, remains our primary focus on both sides of the Atlantic, and supports our strategy to gain profitable market share and maintain a strong balance sheet.

We believe that our strategy remains especially appropriate in the current uncertain economic environment.  Solid execution of this strategy should help us achieve a further profitable market share increase, which would build on our ten year record that has seen our US market share almost double to 9.4% in fiscal 2010.

We have had an encouraging start to fiscal 2011, with same store sales in the first seven weeks up 6.4%, with the US increasing by 7.8% and the UK down by 0.1%.”

FOURTH QUARTER FISCAL 2010 RESULTS

		Ended January 30 2010	Ended January 31 2009		Change

●	Same store sales	up 5.2%	down 14.9%

●	Total sales	$1,203.6m	$1,123.6m		up 7.1%
	At constant exchange rates(1)				up 4.7%

●	Operating income/(loss)	$179.9m	$(366.5	)m
	Underlying operating income(1,2)	$181.5m	$150.4m		up 20.7%

●	Income/(loss) before income taxes	$172.4m	$(373.6	)m
	Underlying income before income taxes(1,2)	$174.0m	$143.3m		up 21.4%

●	Basic earnings/(loss) per share	$1.37	$(4.97)
	Underlying basic earnings per share(1,2)	$1.38	$1.12		up 23.2%

(1)	Non-GAAP measure, see Note 14.
(2)	“Underlying” excludes unfavorable $1.6 million impact of change in US vacation entitlement policy in fiscal 2010 and a charge of $516.9 million for impairment of goodwill in fiscal 2009, see Note 14.

FISCAL 2010 RESULTS

		Ended January 30 2010	Ended January 31 2009		Change

●	Same store sales	down 0.4%	down 8.2%

●	Total sales	$3,290.7m	$3,344.3m		down 1.6%
	At constant exchange rates(1)				up 0.6%

●	Operating income/(loss)	$275.8m	$(297.3	)m
	Underlying operating income(1,2)	$262.4m	$230.1m		up 14.0%

●	Income/(loss) before income taxes	$241.8m	$(326.5	)m
	Underlying income before income taxes(1,2)	$228.4m	$200.9m		up 13.7%

●	Basic earnings/(loss) per share	$1.92	$(4.62)
	Underlying basic earnings per share(1,2)	$1.83	$1.57		up 16.6%

(1)	Non-GAAP measure, see Note 14.
(2)	“Underlying” excludes favorable $13.4 million impact of change in US vacation entitlement policy in fiscal 2010 and a charge of $516.9 million for impairment of goodwill and $10.5 million relisting costs in fiscal 2009, see Note 14.

FINANCIAL REVIEW

The outcome for fiscal 2010 exceeded January 2010 expectations as a result of several factors.  Sales in the final month of fiscal 2010 were ahead of plan in both the US and the UK, as was US gross merchandise margin for the fourth quarter.  US expenses, including net bad debt, and year end inventory shrinkage were also favorable.  As a result, fiscal 2010 basic earnings per share were $1.92 compared to expectations of between $1.76 and $1.84.

Net debt at January 30, 2010 at $7.9 million was comfortably below the maximum net debt figure of $50 million in the January 2010 guidance.  Fiscal 2010 free cash flow of $471.9 million was more than double the original objective of between $175 million and $225 million.  This reflected a better than expected net income performance and the identification of additional opportunities to reduce working capital, particularly with regard to US inventory levels.

FOURTH QUARTER FINANCIAL INFORMATION
Same store sales rose by 5.2% in the fourth quarter.  Total sales were up by 7.1% to $1,203.6 million (Q4 fiscal 2009: $1,123.6 million) reflecting an increase of 4.7% at constant exchange rates, see Note 14.  The breakdown of the sales performance was as follows:

Change in sales	US	UK	Signet
	%	%	%
Same store sales	7.4	(1.5)	5.2
Change in net new store space	(0.6)	(0.1)	(0.5)
Change at constant exchange rates	6.8	(1.6)	4.7
Exchange translation	-	9.7	2.4
Total sales growth as reported	6.8	8.1	7.1

Sales, million	$920.8	$282.8	$1,203.6
% of total	76.5%	23.5%	100.0%

Net operating income was $179.9 million (Q4 fiscal 2009: operating loss $366.5 million), reflecting an underlying increase of 20.7%, see Note 14.  The underlying increase at constant exchange rates was 26.8%, see Note 14.  The factors influencing the change in operating margin are set out below:

Change in operating margin	US	UK	Signet
	%	%	%
Q4 fiscal 2009 underlying operating margin(1)	9.4	26.6	13.4(2)
Gross merchandise margin movement	(0.3)	(0.9)	(0.5)
Expenses leverage/(deleverage)	4.6	(4.3)	2.2
Q4 fiscal 2010 underlying operating margin(1)	13.7	21.4	15.1(2)
Change in US vacation entitlement policy	(0.2)	-	(0.2)
Q4 fiscal 2010 operating margin	13.5	21.4	14.9(2)
(1) Non-GAAP measure, see Note 14
(2) Includes unallocated costs, principally central costs.

Unallocated costs, interest income and expense, income before income taxes and taxation
Unallocated costs were $4.7 million in the fourth quarter fiscal 2010 (Q4 fiscal 2009: $0.1 million), the change being due principally to one-off foreign exchange items in the prior year.

Interest income declined to $0.1 million (Q4 fiscal 2009: $0.5 million), primarily due to lower interest rates.  Interest expense was unchanged at $7.6 million.

In the fourth quarter of fiscal 2010, the income before income taxes was $172.4 million (Q4 fiscal 2009: loss $373.6 million), an underlying increase of 21.4%, see Note 14. The underlying increase at constant exchange rates was 28.4%, see Note 14.  The income tax charge was $55.2 million (Q4 fiscal 2009: $50.4 million).

Net income and earnings/(loss) per share
The net income for fourth quarter fiscal 2010 was $117.2 million (Q4 fiscal 2009: net loss $424.0 million), an underlying increase of 24.0%, see Note 14.  The underlying increase at constant exchange rates was 31.2%, see Note 14.  Basic and diluted earnings per share were $1.37 and $1.36 respectively (Q4 fiscal 2009 basic and diluted loss per share: $4.97), an underlying increase of 23.2% and 22.3%, an underlying increase at constant exchange rates of 30.2% and 29.2%, see Note 14.

FISCAL 2010 FINANCIAL INFORMATION
Same store sales fell 0.4% in fiscal 2010.  Total sales were down by 1.6% to $3,290.7 million (fiscal 2009: $3,344.3 million), reflecting an increase of 0.6% at constant exchange rates, see Note 14.  The breakdown of the sales performance was as follows:

Change in sales	US	UK	Signet
	%	%	%
Same store sales	0.2	(2.4)	(0.4)
Change in net new store space	0.6	2.3	1.0
Change at constant exchange rates	0.8	(0.1)	0.6
Exchange translation(1)	-	(9.2)	(2.2)
Total sales growth as reported	0.8	(9.3)	(1.6)

Sales, million	$2,557.5	$733.2	$3,290.7
% of total	77.7%	22.3%	100.0%

(1) The average pound sterling to US dollar exchange rate for the period was £1/$1.59 (fiscal 2009: £1/$1.75).

In fiscal 2010, net operating income was $275.8 million (fiscal 2009: loss $297.3 million), an underlying increase of 14.0%, see Note 14.  The underlying increase at constant exchange rates was 16.7%, see Note 14.  The factors influencing the change in operating margin are set out below:

Change in operating margin	US	UK	Signet
	%	%	%
Fiscal 2009 underlying operating margin(1)	6.8	8.8	6.9	(2)
Gross merchandise margin movement	0.4	(0.2)	0.2
Expenses leverage/(deleverage)	1.5	(0.9)	0.9
Fiscal 2010 underlying operating margin(1)	8.7	7.7	8.0	(2)
Change in US vacation entitlement policy	0.5	-	0.4
Fiscal 2010 operating margin	9.2	7.7	8.4	(2)
(1) Non-GAAP measure, see Note 14
(2) Includes unallocated costs, principally central costs.

Unallocated costs, interest income and expense, income before income taxes and taxation
Unallocated costs were $16.5 million in fiscal 2010 (fiscal 2009: $23.5 million), the decrease due to the absence of relisting costs of $10.5 million.  The underlying increase mainly reflected higher costs related to staff and advisors.  Interest income fell to $0.8 million (fiscal 2009: $3.6 million), as a result of the lower level of interest rates.  Interest expense rose to $34.8 million (fiscal 2009: $32.8 million).  While there were lower levels of variable debt and a $100 million prepayment at par to note holders made in March 2009, the rate of interest on the outstanding notes increased by 200 basis points and there was a charge of $3.4 million in the first quarter in respect of fees associated with the amendment of Signet’s borrowing agreements.

In fiscal 2010, income before income taxes was $241.8 million (fiscal 2009: loss $326.5 million), an underlying increase of 13.7% and an underlying increase at constant exchange rates of 16.9% (see Note 14).  The charge to income taxes was $77.7 million (fiscal 2009: $67.2 million), an effective tax rate of 32.1% (fiscal 2009: (20.6%)).  The underlying effective tax rate in fiscal 2010, excluding the US vacation entitlement policy adjustment was 31.8% (fiscal 2009: 33.5% underlying effective tax rate excluding goodwill impairment and relisting costs).  The decline of 170 basis points in the underlying effective tax rate primarily related to the benefit of changes in intra-group financing arrangements and the favorable resolution of certain prior year tax issues.

Net income and earnings/(loss) per share
Net income for fiscal 2010 was $164.1 million (fiscal 2009: net loss $393.7 million), reflecting an underlying increase of 16.5%, and an underlying increase at constant exchange rates of 19.9%, see Note 14.  Basic and diluted earnings per share were $1.92 and $1.91 respectively (fiscal 2009 loss per share: basic and diluted $4.62), an underlying increase in basic and diluted earnings per share of 16.6% and 15.9%, and an underlying increase at constant exchange rates of 20.4% and 19.7% respectively, see Note 14.

FISCAL 2010 CASH FLOW AND NET DEBT
Set out below is a summary of Signet’s cash flows for fiscal 2010 and fiscal 2009:

	Fiscal	Fiscal
	2010	2009
	($ million)
Net income/(loss)	164.1	(393.7)
Adjustments to reconcile to cash flows provided by operations	129.8	653.5
Net income adjusted for non-cash items(1)	293.9	259.8
Changes in operating assets and liabilities	221.5	(95.4)
Net cash from operating activities	515.4	164.4
Net cash flows used in investing activities	(43.5)	(113.3)
Free cash flow(1)	471.9	51.1
Facility amendment fees	(9.3)	-
Dividends paid	-	(123.8)
Net change in common shares	1.0	0.1
	463.6	(72.6)

Cash & cash equivalents less total debt at start of period	(470.7)	(374.6)
Effect of exchange rate changes on cash & cash equivalents	(0.8)	(32.9)
Effect of exchange rate changes on debt	-	9.4
Cash and cash equivalents less total debt at end of period	(7.9)	(470.7)
 (1) Non-GAAP measures, see Note 14.

In fiscal 2010, net income adjusted for non-cash items increased to $293.9 million (fiscal 2009: $259.8 million), see Note 14.  The adjustments for non-cash items were $129.8 million (fiscal 2009: $653.5 million), with depreciation and amortization being $108.9 million (fiscal 2009: $114.5 million).

In fiscal 2010, there was an inflow from operating assets and liabilities of $221.5 million (fiscal 2009: outflow $95.4 million).  There was a decrease in inventory of $226.5 million (fiscal 2009: $12.7 million), following a realignment to a lower level of sales and the much reduced space growth in the US division.  The inventory reduction was particularly marked in the US division.  The level of accounts receivable increased by $32.4 million (fiscal 2009: $20.5 million decrease), reflecting an increase in sales in the fourth quarter of fiscal 2010 in the US division.

Net cash flow used in investing activities was $43.5 million (fiscal 2009: $113.3 million), as a result of reduced capital investment in the existing businesses on both sides of the Atlantic and a reduced rate of US new space growth.  Positive free cash flow in fiscal 2010 was $471.9 million (fiscal 2009: $51.1 million), see Note 14.

As previously indicated, no equity dividends were paid in fiscal 2010 (fiscal 2009: $123.8 million).  A sum of $1.0 million (fiscal 2009: $0.1 million) was received from the issuance of common shares.

Liquidity
Net debt at January 30, 2010 was $7.9 million (January 31, 2009: $470.7 million), see Note 14, a decrease of $462.8 million (fiscal 2008: $141.4 million increase).  Debt at January 30, 2010 was $324.1 million (January 31, 2009: $567.5 million), with cash and cash equivalents amounting to $316.2 million (January 31, 2009: $96.8 million).  Gearing, that is the ratio of net debt to shareholders' equity, was 0.4% (January 31, 2009: 29.2%), see Note 14.  The peak level of net debt in fiscal 2010 was about $480 million (fiscal 2009: about $670 million).

In accordance with its amended borrowing agreements, Signet made a prepayment at par to its note holders on March 9, 2010, of $50.9 million.  Following this prepayment, there were $229.1 million of notes outstanding.  A change was agreed with Signet’s revolving credit facility banking group that the facility be reduced to $300 million from $370 million.  The facility was undrawn at January 30, 2010 (January 31, 2009: $135.0 million).

FISCAL 2010 OPERATING REVIEW

US Division (~78% of sales)
The sales performance in fiscal 2010 was primarily influenced by the challenging economic conditions, with same store sales up 0.2% and total sales up by 0.8% to $2,557.5 million (fiscal 2009: $2,536.1 million).  Net operating income was $235.8 million (fiscal 2009: loss $236.4 million), an underlying increase of 29.6%, see Note 14.  See table above for an analysis of the movement in operating margin.

The US division’s share of the specialty jewelry market increased to 9.4% in calendar 2009 from 9.0% in calendar 2008, based on initial estimates by the US Census Bureau.  Same store sales fell by 3.5% in the first three quarters, but increased by 7.4% in the fourth quarter.  Spending by higher income consumers was weak in the first three quarters, but began to recover in the fourth quarter and this was reflected in the performance of Jared.  Set out below is the sales performance by format for the fourth quarter and fiscal 2010.

				Change on previous year
Fourth quarter	Sales	Average unit selling price		Reported sales	Same store sales	Average unit selling price
Kay	$558.1m	$274		7.4%	7.7%	(7.6)%
Regional brands	$115.0m	$288		(7.0)%	2.8%	(5.1)%
Jared	$247.7m	$660	(1)	13.2%	9.1%	(3.3	)%(1)
US	$920.8m	$270		6.8%	7.4%	(19.6)%

(1) Excludes the charm bracelet category

				Change on previous year
Fourth quarter	Sales	Average unit selling price		Reported sales	Same store sales	Average unit selling price
Kay	$1,508.2m	$307		4.8%	4.4%	(7.4)%
Regional brands	$326.8m	$329		(11.9)%	(4.0)%	(4.8)%
Jared	$722.5m	$713	(1)	(0.5)%	(6.0)%	(7.3	)%(1)
US	$2,557.5m	$324		0.8%	0.2%	(16.8)%

(1) Excludes the charm bracelet category

Differentiated merchandise performed very well and increased as a share of sales to about 20% in fiscal 2010 (fiscal 2009: 10% to 15%).  The US division further developed the Open Hearts by Jane Seymour® selection and successfully launched the Love’s EmbraceTM range.  There was continued success with the Leo Diamond® and merchandise from Le Vian®.  By planning ahead and using its expertise in the loose, polished diamond market and the jewelry manufacturing sector, the US division engineered value items that appealed to the more cost conscious consumer, and these items also performed well.  As a result of superior systems and a very experienced inventory management team, together with Signet’s strong balance sheet and liquidity, the US division was able to quickly respond to better than expected demand in the fourth quarter.

Gross merchandise margin rate was in line with management’s expectations at the start of fiscal 2010 and increased by 40 basis points compared to fiscal 2009.  There was a broadly neutral impact from commodity costs, with lower diamond prices offsetting a higher cost of gold.  The growth in differentiated merchandise was balanced by higher sales of value items.  A lower average selling price, the growth in sales by Kay and price increases implemented in the first quarter of fiscal 2009 were beneficial.

A $100 million cost saving program was an important initiative in fiscal 2010.  Prompt action was taken at the start of the year to realign the cost base to the lower level of sales, without weakening the division’s competitive position.  Store staff hours and divisional head office staffing levels were both reduced.  The $100 million target was slightly exceeded and some of the additional savings were reinvested in national television advertising in the fourth quarter.  The net change in space had little impact on expenses in fiscal 2010.  The cost reduction program more than offset the combined effect of cost inflation and an adverse net bad debt performance, delivering a net positive impact of 150 basis points to US operating margin from expenses.

Staff training, which centered on product knowledge and selling skills, remained a priority.  In a difficult year, employees remained motivated, focused on maintaining excellence in execution, and were well, and appropriately, incentivized.

In fiscal 2010, as part of the cost reduction program, it was planned that the ratio of gross marketing spend to sales should be realigned to a range typical of the period before fiscal 2008, that is 6.4% to 7.0%, from 7.4% in fiscal 2009.  However, as a result of a better than anticipated performance in fourth quarter sales, the ratio was 6.0%.  Marketing expenditure was concentrated on the most productive channels and brands, that is national television advertising for Kay and Jared, and direct marketing for all brands.  Gross marketing expenditure was $153.0 million (fiscal 2009: $188.4 million).

The net bad debt charge at 5.6% of total sales during fiscal 2010 (fiscal 2009: 4.9%), continued well above the 2.8% to 3.4% range of the ten years prior to fiscal 2009.  Some initial signs of stabilization in the ratio were seen in the fourth quarter.  Credit participation was little changed at 53.5% during fiscal 2010 (fiscal 2009: 53.2%).

Given the challenging environment, and management’s strict investment criteria, action was taken in early fiscal 2009 to sharply slow the rate of store space growth and the level of store refurbishments.  This was achieved by reducing the number of stores opened and increasing store closures as leases expired.  Net store space in fiscal 2010 decreased by 1% (fiscal 2009: increase 4%), see table below in Fiscal 2011 Strategy and Objectives for details.  Capital expenditure in new and existing stores was $20.4 million (fiscal 2009: $56.3 million).  Working capital investment, that is inventory and receivables, associated with new stores was $28.2 million (fiscal 2009: $66.5 million).

UK Division (~22% of sales)
In fiscal 2010, UK same store sales decreased by 2.4% and total sales declined by 9.3% to $733.2 million (fiscal 2009: $808.2 million), a fall of 0.1% at constant exchange rates, see Note 14.  Net operating income was $56.5 million (fiscal 2009: loss $37.4 million), an underlying decrease of 21.0% and of 13.1% at constant exchange rates, see Note 14.  See table above for an analysis of the movement in operating margin.

In the first three quarters of fiscal 2010, same store sales decreased by 3.0%.  The fourth quarter saw some improvement in trend with same store sales declining by 1.5%.  The average unit selling price rose, reflecting price increases implemented to offset a rise in the cost of goods sold.  Value items and the charm bracelet category performed well.  Set out below are the sales performance by format for the fourth quarter and fiscal 2010.

					Change on previous year
Fourth quarter	Sales	Average unit selling price		Reported sales	Sales at constant exchange rates	Same store sales	Average unit selling price
H.Samuel	$157.8m	£52		5.6%	(2.6)%	(1.9)%	7.6%
Ernest Jones	$123.9m	£213	(1)	11.0%	(0.4)%	(0.9)%	15.0	%(1)
Other	$1.1m	na		na	na	na	na
UK	$282.8m	£75		8.1%	(1.6)%	(1.5)%	3.9%

(1) Excludes the charm bracelet category

					Change on previous year
Fourth quarter	Sales	Average unit selling price		Reported sales	Sales at constant exchange rates	Same store sales	Average unit selling price
H.Samuel	$394.0m	£52		(10.0)%	(1.0)%	(1.7)%	7.8%
Ernest Jones	$333.5m	£228	(1)	(8.5)%	0.7%	(3.2)%	12.5	%(1)
Other	$5.7m	na		na	na	na	na
UK	$733.2m	£78		(9.3)%	(0.1)%	(2.4)%	5.5%

(1) Excludes the charm bracelet category

Gross merchandise margin rate was a little better than management’s expectations at the start of fiscal 2010 and decreased by 20 basis points compared to fiscal 2009.  Price increases largely offset the impact of higher gold costs and the weakness of pound sterling against the US dollar.

Despite a broadly stable pound sterling cost base, there was a negative impact of 90 basis points on the operating margin due to sales deleverage as a result of the decline in same store sales.  The cost base was a little higher than originally targeted, as additional property closure expenses were incurred in the fourth quarter.

Gross marketing spend was reduced to $16.3 million in fiscal 2010 (fiscal 2009: $22.1 million), the decrease at constant exchange rates was 19.1%.  The marketing spend to sales ratio declined to 2.2% (fiscal 2009: 2.8%).  H.Samuel continued to use television advertising in the fourth quarter, but at a reduced level.  Customer relationship marketing was increased for both H.Samuel and Ernest Jones.

In fiscal 2010, total store capital expenditure was $10.7 million (fiscal 2009: $32.2 million), as a result of a lower level of store refurbishment.  At the year end, there were 347 H.Samuel stores (January 31, 2009: 352) and 205 Ernest Jones (January 31, 2009: 206).

FISCAL 2011 STRATEGY & OBJECTIVES

While the results for fiscal 2010 exceeded the financial objectives for that year, and the US and UK economies showed some initial signs of stabilizing in late fiscal 2010, activity remains below former levels and the outlook continues to be uncertain, particularly in the UK.  The strategy in fiscal 2011 is therefore broadly similar to that of last year, that is to:

•	enhance Signet’s position as the strongest middle market specialty retail jeweler;
•	focus on profit and cash flow maximization to maintain a strong balance sheet; and
•	reduce business risk.

However, it is not anticipated that a further realignment of costs and working capital will be implemented given the stable sales performance in fiscal 2010.

Consistent with Signet’s strategy, management remains focused on improving store productivity, primarily by gaining profitable market share.  Both the US and UK divisions entered the downturn as industry leaders and continue to endeavor to better meet customer requirements by further enhancing their competitive advantages.  This is expected to increase the performance gap between Signet and others in the sector in the basic retail disciplines of store operations, supply chain management and merchandising, marketing and quality of real estate.  Over the last decade, the US division’s share of the US specialty jewelry market has increased from 5.2% to 9.4%; the aim is to achieve a further profitable increase in 2010.  Significant store capacity exited the US specialty jewelry marketplace in calendar 2009 and management believes that many of the remaining firms are less able to compete due to financial pressures.

As always, profit and cash flow maximization remain a priority.  Therefore management will continue to keep a tight control of gross merchandise margin, costs and inventory.

The strategy also encompasses maintaining a strong balance sheet and financial flexibility.  These are significant advantages within the specialty jewelry sector when negotiating with landlords and suppliers.  The business is able to invest in new merchandise ranges to drive sales and in information technology to improve productivity.  In addition, a strong balance sheet enables the US division to provide credit to customers that meet consistent authorization standards at a time when other sources of consumer finance are contracting and many specialty jewelry competitors are finding third party provision of credit to be increasingly expensive.  Financial flexibility also means that Signet is in a position to take advantage of strategic opportunities that meet management’s demanding investment returns, should they arise.

Financial objectives for fiscal 2011
In fiscal 2011, management’s financial objectives for the business are the following:

•
Controllable costs to be little changed from fiscal 2010 at constant exchange rates, that is costs excluding net bad debt charge, expenses that vary with sales, the US vacation entitlement policy change and the impact from amendments to the Truth in Lending Act

•	Capital expenditure of about $80 million
•	Positive free cash flow of between $150 million and $200 million

US division
For fiscal 2011, the gross merchandise margin is expected to be at least at the level achieved in fiscal 2010, with a decrease in diamond costs and selective price increases offsetting a rise in the cost of gold.

Controllable expenses are expected to be broadly flat, with some benefit from store closures largely balancing inflation.  However, two factors will have an adverse impact.  First, the non-recurring benefit recognized in fiscal 2010 of $13.4 million arising from the change in vacation entitlement policy; and second, an anticipated net direct adverse impact on operating income in the range of $15 million to $20 million in fiscal 2011 resulting from amendments to the Truth in Lending Act.  There may be a further indirect impact to sales arising from these amendments as a result of changes in consumer behavior.  Expenses will also vary with sales to the extent they are above or below budgeted levels.  In the US, these variable expenses account for 12% to 15% of sales.  The net bad debt charge is uncertain and the primary driver of its performance is the economic environment.

A further slowing in the rate of new store openings will take place in fiscal 2011, with the number of store closures anticipated to be a little lower than in fiscal 2010.  This will result in a small decline in store space (see table below).  However, there will be an increased level of store refurbishment and investment in information technology.  Capital expenditure in fiscal 2011, is anticipated to be about $60 million (fiscal 2010: $31.1 million).

	Kay mall	Kay Off-mall	Regionals	Jared(1)	Total	Net space change
January 2009	795	131	304	171	1,401	4%
Opened	5(2)	3	1	7	16
Closed	(6)	(5)	(45)(2)	-	(56)
January 2010	794	129	260	178	1,361	(1)%
Openings (planned)	4	2	-	2	8
Closures (forecast)	(10)	(4)	(36)	-	(50)
January 2011	788	127	224	180	1,319	(2)%

 (1)  A Jared store is equivalent in size to just over four mall stores.
(2)  Includes two stores rebranded to Kay.

UK division
Gross merchandise margin in fiscal 2011 is expected to be somewhat below that achieved in fiscal 2010, primarily reflecting a higher cost of gold and a rise in value added tax, partly offset by price increases.  Action has been taken to improve staff scheduling and to reduce property costs, with the objective of slightly reducing pound sterling costs compared with those of fiscal 2010.

As part of the long term strategy of focusing on major shopping centers, rather than traditional, less profitable, high street locations, a further small reduction in net store space is expected in fiscal 2011 (see table below).  As a result of higher expenditure on store maintenance and information technology, capital expenditure in fiscal 2011 is anticipated to be approximately $20 million (fiscal 2010: $12.5 million).

	H.Samuel	Ernest Jones(1)	Total
January 2009	352	206	558
Opened	-	1	1
Closed	(5)	(2)	(7)
January 2010	347	205	552
Openings (planned)	-	-	-
Closures (forecast)	(10)	(5)	(15)
January 2011	337	200	537

(1)  Includes stores trading as Leslie Davis.

Expected effective tax rate
It is expected that, subject to the geographic mix of taxable income and the outcome of various uncertain tax positions, Signet’s effective tax rate in fiscal 2011 will be approximately 33%.

Cash flow objectives
In fiscal 2011, it is management’s objective to achieve a positive free cash flow of between $150 million and $200 million, that is net cash provided by operating activities less net cash flows used in investing activities.  This is lower than achieved in fiscal 2010, as there is limited scope to further reduce working capital.  The impact of the recently implemented amendments to the Truth in Lending Act on cash flow is uncertain.  Investing activities in fiscal 2011 are budgeted to use about $80 million, (fiscal 2010: $43.5 million), broadly in line with maintenance capital expenditure.  In accordance with the Board’s strategy and Signet’s borrowing agreements, there is no intention to pay any dividends nor make any share repurchases in fiscal 2011.

CURRENT TRADING

An encouraging start has been made to fiscal 2011, with same store sales in the first seven weeks up 6.4%.  In the US, same store sales were up 7.8%, with Jared especially strong, and the mall brands achieving a solid increase.  In the UK, same store sales were down 0.1%, with Ernest Jones driving the better performance.

MANAGEMENT SUCCESSION

Further progress has been made on the recruitment process for a new Chief Financial Officer that began in November.  The formal search for a Group Chief Executive Officer began in late February and is at an early stage.

RESULTS CONFERENCE CALL DETAILS

There will be a conference call today at 8.30 a.m. EDT (12.30 p.m. GMT and 5.30 a.m. Pacific Time) and a simultaneous audio webcast and slide presentation available at www.signetjewelers.com.  The slides are available to be downloaded from the website ahead of the conference call.  To help ensure the conference call begins in a timely manner, could all participants please dial in 5 to 10 minutes prior to the scheduled start time.  The call details are:

US dial-in:                                            +1 718 354 1387
US 48hr. replay:                                        +1 347 366 9565                                       Pass code: 2841486#

European dial-in:                                       +44 (0)20 7806 1953
European 48hr. replay:                             +44 (0)20 7111 1244                                 Pass code: 2841486#

Signet operated 1,913 specialty retail jewelry stores at January 30, 2010; these included 1,361 stores in the US, where the Group trades as “Kay Jewelers”, “Jared The Galleria Of Jewelry”, and under a number of regional names.  At that date Signet operated 552 stores in the UK, where the Group trades as “H.Samuel”, “Ernest Jones”, and “Leslie Davis”.  Further information on Signet is available at www.signetjewelers.com.  See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk.

Enquiries:	Terry Burman, Chief Executive	+1 441 296 5872
	Walker Boyd, Finance Director	+1 441 296 5872

Press:	Alecia Pulman, ICR, Inc.	+1 (646) 277 1220
	Jonathan Glass, Brunswick	+44 (0)20 7404 5959

IR Program details

Citi Reverse Road Show, London, on Monday, March 29, 2010
Signet will be taking part in the Citi Reverse Road Show on Monday, March 29, 2010 in London.  Present will be Walker Boyd, Finance Director and Tim Jackson, Investor Relations Director.

Goldman Sachs Field Trip, London, on Tuesday, April 13, 2010
Signet will be taking part in the Goldman Sachs Field Trip, on Tuesday April 13, 2010 in London.  Present will be Rob Anderson, Chief Executive Signet UK and Tim Jackson, Investor Relations Director.

TAG Conference, New York, on Wednesday, April 14, 2010
Signet will be taking part in the TAG Conference, New York, on Wednesday, April 14, 2010 in New York.  Present will be Terry Burman, Chief Executive and Walker Boyd, Finance Director.

Investor Day and Store Tour, Akron, Ohio, on Tuesday, June 15 2010
It is intended to hold an Investor Day and Store Tour for professional investors in Akron, Ohio on Tuesday, June 15, 2010.

This release includes statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements, based upon management's beliefs as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, our results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates.  Our use of the words 'expects,' 'intends,' 'anticipates,' 'estimates,' ‘predicts,’ ‘believes,’ ‘should,’ ‘potential,’ 'may,' 'forecast,' 'objective,' 'plan,' or 'target,' and other similar expressions are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, the merchandising, pricing and inventory policies followed by Signet, the reputation of the Company and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, and financial market risks.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the “Risk Factors” section of the Company’s fiscal 2009 annual report on Form 20-F filed with the U.S. Securities and Exchange Commission on April 1, 2009 and other filings made by the Company with the Commission.  Actual results may differ materially from those anticipated in such forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein may not be realized.  The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Condensed consolidated income statements

	13 weeks ended	13 weeks ended
	January 30, 2010	January 31, 2009	Fiscal 2010	Fiscal 2009
	$million	$million	$million	$million	Notes

Sales	1,203.6	1,123.6	3,290.7	3,344.3	2
Cost of sales	(769.5)	(745.1)	(2,213.8)	(2,264.2)

Gross margin	434.1	378.5	1,076.9	1,080.1
Selling, general and administrative expenses	(282.6)	(260.3)	(916.5)	(969.2)
Impairment of goodwill	-	(516.9)	-	(516.9)
Relisting costs	-	-	-	(10.5)
Other operating income, net	28.4	32.2	115.4	119.2

Operating income/(loss), net	179.9	(366.5)	275.8	(297.3)	2
Interest income	0.1	0.5	0.8	3.6
Interest expense	(7.6)	(7.6)	(34.8)	(32.8)

Income/(loss) before income taxes	172.4	(373.6)	241.8	(326.5)
Income taxes	(55.2)	(50.4)	(77.7)	(67.2)	4

Net income/(loss)	117.2	(424.0)	164.1	(393.7)

Earnings/(loss) per share – basic	$1.37	$(4.97)	$1.92	$(4.62)	5
– diluted	$1.36	$(4.97)	$1.91	$(4.62)	5

All of the above relate to continuing activities attributable to equity shareholders.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Consolidated balance sheets

	January 30, 2010	January 31, 2009
	$million	$million	Notes

Assets

Current assets:
Cash and cash equivalents	316.2	96.8
Accounts receivable, net	858.0	825.2
Other receivables	27.9	81.8
Other current assets	58.4	45.0
Deferred tax assets	2.2	-
Inventories	1,173.1	1,364.4	7

Total current assets	2,435.8	2,413.2

Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $566.0 million, and $572.6 million, respectively	396.9	452.1
Other intangible assets, net	24.2	23.9
Other assets	12.6	9.9
Deferred tax assets	54.7	54.8

Total assets	2,924.2	2,953.9	2

Liabilities and Shareholders' equity

Current liabilities:
Loans and overdrafts	44.1	187.5
Accounts payable	66.2	42.2
Accrued expenses and other current liabilities	272.1	274.8
Deferred revenue	120.1	120.1	8
Deferred tax liabilities	74.7	56.9
Income taxes payable	44.1	55.8

Total current liabilities	621.3	737.3

Non-current liabilities:
Long-term debt	280.0	380.0
Other liabilities	79.6	71.5
Deferred revenue	140.9	142.5	8
Retirement benefit obligation	4.8	12.9

Total liabilities	1,126.6	1,344.2

Commitments and contingencies (note 10)

Shareholders' equity:
Common shares of $0.18 par value: authorized 500 million shares, 85.5 million shares issued and outstanding (2009: 85.3 million shares issued and outstanding)	15.4	15.3
Additional paid-in capital	169.9	164.5
Other reserves	235.2	235.2
Treasury shares: 0.03 million shares of $0.18 par value (2009: 0.1 million shares)	(1.1)	(10.7)
Retained earnings	1,556.4	1,400.9
Accumulated other comprehensive loss	(178.2)	(195.5)

Total shareholders' equity	1,797.6	1,609.7

Total liabilities and shareholders' equity	2,924.2	2,953.9

The accompanying notes are an integral part of these condensed consolidated financial statements.

Condensed consolidated statements of cash flows

	13 weeks ended	13 weeks ended
	January 30, 2010	January 31, 2009	Fiscal 2010	Fiscal 2009
	$million	$million	$million	$million

Cash flows from operating activities:
Net income/(loss)	117.2	(424.0)	164.1	(393.7)
Adjustments to reconcile net income/(loss) to cash flows provided by operations:
Depreciation of property, plant and equipment	26.3	27.8	101.0	108.1
Amortization of other intangible assets	2.4	2.2	7.9	6.4
Impairment of goodwill	-	516.9	-	516.9
Pension	(2.5)	(0.6)	(5.3)	0.2
Share-based compensation	1.3	(0.1)	5.6	0.7
Deferred taxation	15.1	19.6	15.5	24.7
Facility amendment fees included in net income	0.3	-	4.3	-
Other non-cash movements	1.7	(1.4)	0.8	(2.8)
Profit on disposal of property, plant and equipment	(0.4)	(0.8)	-	(0.7)

Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	(127.9)	(108.6)	(32.4)	20.5
(Increase)/decrease in other receivables	(4.0)	(13.0)	51.4	(18.2)
(Increase)/decrease in other current assets	(11.4)	3.2	(27.7)	1.4
Decrease in inventories	127.3	160.2	226.5	12.7
(Decrease)/increase in accounts payable	(72.9)	(81.0)	22.0	(38.0)
Increase/(decrease) in accrued expenses and other liabilities	42.7	26.7	(5.5)	6.1
Increase/(decrease) in deferred revenue	25.9	22.0	(2.3)	(9.8)
Increase/(decrease) in income taxes payable	24.5	23.7	(9.8)	(20.5)
Effect of exchange rate changes on currency swaps	0.7	(7.5)	(0.7)	(49.6)

Net cash provided by operating activities	166.3	165.3	515.4	164.4

Investing activities:
Purchase of property, plant and equipment	(11.4)	(14.0)	(35.8)	(105.1)
Purchase of other intangible assets	(1.8)	(3.7)	(7.8)	(9.8)
Proceeds from sale of property, plant and equipment	-	0.8	0.1	1.6

Net cash flows used in investing activities	(13.2)	(16.9)	(43.5)	(113.3)

Financing activities:
Dividends paid	-	(16.4)	-	(123.8)
Proceeds from issue of common shares	0.1	0.1	1.0	0.1
Facility amendment fees paid	-	-	(9.3)	-
Proceeds from/(repayment of) short-term borrowings	27.8	(39.1)	(143.4)	160.6
Repayment of long-term debt	-	-	(100.0)	-

Net cash flows provided by/(used in) financing activities	27.9	(55.4)	(251.7)	36.9

Cash and cash equivalents at beginning of period	139.6	35.5	96.8	41.7
Increase in cash and cash equivalents	181.0	93.0	220.2	88.0
Effect of exchange rate changes on cash and cash equivalents	(4.4)	(31.7)	(0.8)	(32.9)

Cash and cash equivalents at end of period	316.2	96.8	316.2	96.8

The accompanying notes are an integral part of these condensed consolidated financial statements.

Condensed consolidated statement of shareholders’ equity

	Common shares at par value	Additional paid-in capital	Other reserves	Treasury shares	Retained earnings	Accumulated other comprehensive (loss)/income	Total shareholders’ equity
	$million	$million	$million	$million	$million	$million	$million

Balance at January 31, 2009	15.3	164.5	235.2	(10.7)	1,400.9	(195.5)	1,609.7
Net income	-	-	-	-	164.1	-	164.1
Foreign currency translation adjustments	-	-	-	-	-	21.4	21.4
Changes in fair value of derivative instruments, net of tax	-	-	-	-	-	(7.0)	(7.0)
Actuarial gains and losses on pension scheme, net of tax	-	-	-	-	-	3.6	3.6
Prior service costs on pension scheme, net of tax	-	-	-	-	-	(0.7)	(0.7)
Reclassification of loss on share options exercised in prior periods	-	-	-	7.7	(7.7)	-	-
Share options exercised	-	-	-	1.9	(0.9)	-	1.0
Share-based compensation expense	0.1	5.4	-	-	-	-	5.5

Balance at January 30, 2010	15.4	169.9	235.2	(1.1)	1,556.4	(178.2)	1,797.6

The accompanying notes are an integral part of these condensed consolidated financial statements.

Condensed consolidated statements of comprehensive income

	13 weeks ended	13 weeks ended
	January 30, 2010	January 31, 2009	Fiscal 2010	Fiscal 2009
	$million	$million	$million	$million

Net income/(loss)	117.2	(424.0)	164.1	(393.7)
Foreign currency translation	(5.0)	(73.1)	21.4	(190.4)
Changes in fair value of derivative instruments	(3.5)	21.0	(8.6)	5.9
Actuarial gain/(loss)	1.5	(41.7)	5.0	(40.2)
Prior service cost	(0.2)	29.9	(1.0)	29.9
Deferred tax on items recognized in equity	(0.2)	(2.6)	0.5	(1.2)

Comprehensive income/(loss)	109.8	(490.5)	181.4	(589.7)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Notes to the condensed consolidated financial statements
for fiscal 2010

1. Basis of preparation

This financial information has been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") and has been prepared on the basis of the accounting policies set out in Signet’s audited financial statements which will be filed as part of the annual report on Form 10-K for fiscal 2010.

This financial information does not constitute Signet’s financial statements for fiscal 2010 or fiscal 2009, but is derived from these financial statements. Signet’s audited financial statements will be filed as part of the annual report on Form 10-K for fiscal 2010. This is expected to be filed with the SEC on March 31, 2010 and will be available for download from Signet’s website www.signetjewelers.com.

2. Segmental information

Signet’s sales are derived from the retailing of jewelry, watches, other products and services. Signet is managed as two geographical operating segments, being the US and UK divisions. These segments represent channels of distribution that offer similar merchandise and service and have similar marketing and distribution strategies.  Both divisions are managed by executive committees, which report through the Group Chief Executive to the Group Board. Each divisional executive committee is responsible for operating decisions within guidelines set by the Group Board. The performance of each segment is regularly evaluated based on sales and operating income. The operating segments do not include certain central costs which is consistent with the treatment in Signet’s management accounts.  There are no material transactions between the operating segments.

	13 weeks ended January 30, 2010	13 weeks ended January 31, 2009	Fiscal 2010	Fiscal 2009
	$million	$million	$million	$million

Sales:
US	920.8	862.1	2,557.5	2,536.1
UK	282.8	261.5	733.2	808.2

Total sales	1,203.6	1,123.6	3,290.7	3,344.3

Operating income/(loss), net (1):
US	124.2	(327.1)	235.8	(236.4)
UK	60.4	(39.3)	56.5	(37.4)
Unallocated(2)	(4.7)	(0.1)	(16.5)	(23.5)

Total operating income/(loss), net	179.9	(366.5)	275.8	(297.3)

	January 30, 2010	January 31, 2009
	$million	$million

Total assets:
US	2,280.7	2,287.0
UK	383.6	343.1
Unallocated(2)	259.9	323.8

Total assets	2,924.2	2,953.9

(1) In fiscal 2009, operating loss, net included $516.9 million (US: $408.0 million; UK: $108.9 million) of goodwill impairment, and an additional $10.5 million of costs were included in unallocated in respect of moving the primary listing to the NYSE.
(2) Unallocated principally relates to central costs.

Notes to the condensed consolidated financial statements
for fiscal 2010

3. Exchange rates

The exchange rates used for the translation of UK pound sterling transactions and balances in these condensed consolidated financial statements are as follows:

	January 30, 2010	January 31, 2009

Income statement (average rate)	1.59	1.75
Balance sheet (closing rate)	1.60	1.45

4. Taxation

	Fiscal 2010	Fiscal 2009
	$million	$million

Current taxation – US	42.5	10.6
– UK	19.7	31.9

Deferred taxation – US	18.1	26.5
– UK	(2.6)	(1.8)

Total income taxes	77.7	67.2

5. Earnings/(loss) per share
	13 weeks ended	13 weeks ended
	January 30, 2010	January 31, 2009	Fiscal 2010	Fiscal 2009

Net income/(loss) ($million)	117.2	(424.0)	164.1	(393.7)

Basic weighted average number of shares in issue (million)	85.5	85.2	85.3	85.2
Dilutive effect of share options (million)	0.5	-	0.4	-

Diluted weighted average number of shares in issue (million)	86.0	85.2	85.7	85.2

Earnings/(loss) per share – basic	$1.37	$(4.97)	$1.92	$(4.62)
Earnings/(loss) per share – diluted	$1.36	$(4.97)	$1.91	$(4.62)

6. Dividends
	13 weeks ended	13 weeks ended
	January 30, 2010	January 31, 2009	Fiscal 2010	Fiscal 2009
	$million	$million	$million	$million

Final dividend paid of $nil per share (fiscal 2009: 6.317c)	-	-	-	107.4
Interim dividend paid of $nil per share (fiscal 2009: 0.96c)	-	16.4	-	16.4

Total dividends	-	16.4	-	123.8

Notes to the condensed consolidated financial statements
for fiscal 2010

7. Inventories

	January 30, 2010	January 31, 2009
	$million	$million

Raw materials	9.5	25.5
Finished goods	1,163.6	1,338.9

Total inventory	1,173.1	1,364.4

8. Deferred revenue

Deferred revenue represents income under extended service warranty agreements and voucher promotions.
	January 30, 2010	January 31, 2009
	$million	$million

Warranty deferred revenue	243.6	243.1
Other	17.4	19.5

Total deferred revenue	261.0	262.6

Current liabilities	120.1	120.1
Non-current liabilities	140.9	142.5

Total deferred revenue	261.0	262.6

	13 weeks ended	13 weeks ended
	January 30, 2010	January 31, 2009	Fiscal 2010	Fiscal 2009
	$million	$million	$million	$million

Warranty deferred revenue, beginning of period	228.3	231.4	243.1	246.6
Warranties sold	58.0	51.9	159.2	149.6
Revenues recognized	(42.7)	(40.2)	(158.7)	(153.1)

Warranty deferred revenue, end of period	243.6	243.1	243.6	243.1

9. Derivative instruments and hedging activities

Signet is exposed to foreign currency exchange risk arising from various currency exposures.  Signet enters into forward foreign currency exchange contracts and foreign currency option contracts, principally in US dollars, in order to limit the impact of movements in foreign exchange rates on its forecast foreign currency purchases.  The total notional amount of these foreign currency contracts outstanding as at January 30, 2010 was $37.2 million.  These contracts have been designated as cash flow hedges and will be settled over the next 17 months.

Signet enters into forward purchase contracts, and certain option contracts, for commodities in order to reduce its exposure to significant movements in the price of the underlying precious metal raw material.  The total notional amount of commodity contracts outstanding as at January 30, 2010 was $100 million. These contracts have been designated as cash flow hedges and will be settled over the next 12 months.

For derivatives that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (“OCI”) and reclassified into earnings in the same period in which the hedged item affects net income or loss.  Gains and losses on derivatives that do not qualify for hedge accounting, together with any hedge ineffectiveness, are recognized immediately in other operating income, net.  Signet does not hold derivative contracts for trading purposes.

Notes to the condensed consolidated financial statements
for fiscal 2010
Foreign currency contracts not designated as cash flow hedges are used to hedge currency flows through Signet’s bank accounts to ensure Signet is not exposed to foreign currency exchange risk in its cash and borrowings.

The following table summarizes the fair value and presentation of derivative instruments in the condensed consolidated balance sheets:

	Derivative assets
	January 30, 2010		January 31, 2009
	Balance sheet location	Fair value $million	Balance sheet location	Fair value $million

Derivatives designated as hedging instruments:
Foreign currency contracts	Other current assets	0.6	Other current assets	12.0
Commodity contracts	Other current assets	2.4	Other current assets	12.0

		3.0		24.0

Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current assets	-	Other current assets	0.1

		-		0.1

Total derivative assets		3.0		24.1

	Derivative liabilities
	January 30, 2010		January 31, 2009
	Balance sheet location	Fair value $million	Balance sheet location	Fair value $million

Derivatives designated as hedging instruments:
Foreign currency contracts	Other current liabilities	(0.4)	Other current liabilities	-
Commodity contracts	Other current liabilities	(1.6)	Other current liabilities	-

		(2.0)		-

Derivatives not designated as hedging instruments:
Foreign currency contracts	Other current liabilities	-	Other current liabilities	-

		-		-

Total derivative liabilities		(2.0)		-

The following tables summarize the effect of derivative instruments on the condensed consolidated income statements:

	Amount of gain/(loss) recognized in OCI on derivatives (Effective portion)			Amount of gain/(loss) reclassified from accumulated OCI into income (Effective portion)
Derivatives in cash flow hedging relationships	Fiscal 2010 $million	Fiscal 2009 $million	Location of gain/(loss) reclassified from accumulated OCI into income (Effective portion)	Fiscal 2010 $million	Fiscal 2009 $million

Foreign currency contracts	(3.0)	16.5	Cost of sales	7.8	(1.2)
Commodity contracts	7.3	2.8	Cost of sales	5.1	14.6

Total	4.3	19.3		12.9	13.4

Notes to the condensed consolidated financial statements
for fiscal 2010

		Amount of gain/(loss) reclassified from accumulated OCI into income (Ineffective portion)
Derivatives in cash flow hedging relationships	Location of gain/(loss) reclassified from accumulated OCI into income (Ineffective portion)	Fiscal 2010 $million	Fiscal 2009 $million

Foreign currency contracts	Other operating income, net	-	2.0
Commodity contracts	Other operating income, net	-	(0.5)

Total		-	1.5

		Amount of gain/(loss) recognized in income on derivatives
Derivatives not designated as hedging instruments	Location of gain/(loss) recognized in income on derivatives	Fiscal 2010 $million	Fiscal 2009 $million

Foreign currency contracts	Other operating income, net	(0.7)	(49.6)

Total		(0.7)	(49.6)

The estimated fair value of Signet’s financial instruments held or issued to finance Signet’s operations is summarized below. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that Signet would realize upon disposition nor do they indicate Signet’s intent or ability to dispose of the financial instrument. Assets and liabilities that are carried at fair value are required to be classified and disclosed in one of the following three categories:

  Level 1 - quoted market prices in active markets for identical assets and liabilities

Level 2 - observable market based inputs or unobservable inputs that are corroborated by market data

Level 3 - unobservable inputs that are not corroborated by market data

Signet determines fair value based upon quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment.  The methods Signet uses to determine fair value on an instrument-specific basis are detailed below:

	January 30, 2010		January 31, 2009
	$million		$million
	Carrying Value	Significant other observable inputs (Level 2)	Carrying Value	Significant other observable inputs (Level 2)

Assets:
Forward foreign currency contracts and swaps	0.6	0.6	12.1	12.1
Forward commodity contracts	2.4	2.4	12.0	12.0
Liabilities:
Borrowings	(324.1)	(371.3)	(567.5)	(480.5)
Forward foreign currency contracts and swaps	(0.4)	(0.4)	-	-
Forward commodity contracts	(1.6)	(1.6)	-	-

Notes to the condensed consolidated financial statements
for fiscal 2010

The fair value of derivative financial instruments has been determined based on market value equivalents at the balance sheet date, taking into account the current interest rate environment, current foreign currency forward rates or current commodity forward rates. These are held as assets and liabilities within other receivables and other payables, and all contracts have a maturity of less than eighteen months. The fair value of Signet’s Private Placement Note debt is determined by discounting to present value the known future coupon and final Note redemption amounts at market yields as of the balance sheet date. The carrying amounts of cash and cash equivalents, accounts receivable, other receivables, accounts payable and accrued liabilities approximate fair value because of the short term maturity of these amounts.

10. Commitments and contingencies
Legal proceedings
In March 2008, private plaintiffs filed a class action lawsuit for an unspecified amount against Sterling Jewelers Inc. (“Sterling”), a subsidiary of Signet, in the U.S. District Court for the Southern District of New York federal court alleging that US store-level employment practices are discriminatory as to compensation and promotional activities. On September 23, 2008, the US Equal Employment Opportunities Commission (“EEOC”) filed a lawsuit against Sterling in the U.S. District Court for the Western District of New York. The EEOC’s lawsuit alleges that Sterling engaged in a pattern or practice of gender discrimination with respect to pay and promotions of female retail store employees from January 1, 2003 to the present. The EEOC asserts claims for unspecified monetary relief and non-monetary relief against the Company on behalf of a class of female employees subjected to these alleged practices. Signet denies the allegations from both parties and intends to defend them vigorously.

11. Share-based compensation

Signet recorded net share-based compensation expense of $5.6 million in fiscal 2010 (fiscal 2009: $0.7 million), after charging $0.2 million relating to the change in fair value during the period of awards with retail price index linked condition accounted for as liability awards.

12. Long-term debt

On March 13, 2009, Signet entered into amendment agreements to the Revolving Credit Facility agreement and Note Purchase Agreement.  Under the amended agreements, Signet prepaid $100 million of the Notes at par plus interest on March 18, 2009 and the revolving credit agreement was reduced in size to $370 million on March 13, 2009.  In addition, the margins paid on the revolving credit agreement and the coupon on the Notes were increased.  The most stringent condition under the original agreements was a fixed charge cover covenant.  The definition of this covenant has been amended to include depreciation in the earnings and exclude service charges and rates from expenses.  This revised covenant is set at 1.4:1, using the amended definition, until the end of fiscal 2012, equivalent to a reduction to about 1.1:1 from 1.4:1 under the former definition of fixed charge cover.  The fixed charge cover is then set at 1.55:1 until the end of fiscal 2013 and thereafter is set at 1.85:1.  The amended agreements also reduced the permitted ratio of net debt to earnings before interest, tax, depreciation and amortization covenant to 2:1 from 3:1 (2.5 in the third quarter of each fiscal year) until the end of fiscal year 2013 and places restrictions on Signet’s ability to undertake certain activities, including cash distributions to shareholders.  Amendment fees and other related costs of $5.9 million were capitalized, with a further $3.4 million charged to the income statement in fiscal 2010.

13. Subsequent events

In accordance with its borrowing agreements, Signet made a prepayment to its Note holders on March 9, 2010 of $50.9million. Following this repayment there were $229.1 million of Notes outstanding. A change was agreed with Signet’s Revolving Credit Facility banking group that the facility would be reduced to $300 million from $370 million on March 19, 2010.

Notes to the condensed consolidated financial statements
for fiscal 2010

14. Non-GAAP Measures

A number of non-GAAP measures are used by management to analyze and manage the performance of the business, and these non-GAAP measures are given below. In particular, the terms “underlying” and “underlying at constant exchange rates” are used in a number of places. “Underlying” is used to indicate where adjustments for significant, unusual and non-recurring items have been made and “underlying at constant exchange rates” indicates where the underlying items have been further adjusted to eliminate the impact of exchange rate movements on translation of pound sterling amounts to US dollars.  The Company’s management does not, nor does it suggest investors should, consider such non-GAAP measures in isolation from, or in substitute for, financial information prepared in accordance with GAAP.

a) Fiscal 2010 reconciliation to underlying results

	Fiscal 2010 reported	Impact of change in vacation entitlement policy	Fiscal 2010 underlying (non-GAAP)
	$million	$million	$million
Sales by origin and destination:
US	2,557.5	-	2,557.5
UK	733.2	-	733.2
Total sales	3,290.7	-	3,290.7

Operating income/(loss):
US	235.8	(13.4)	222.4
UK	56.5	-	56.5
Unallocated	(16.5)	-	(16.5)
Total operating income/(loss)	275.8	(13.4)	262.4

Income/(loss) before taxes	241.8	(13.4)	228.4

Net income/(loss)	164.1	(8.3)	155.8

Earnings/(loss) per share – basic	$1.92	$(0.09)	$1.83
Earnings/(loss) per share – diluted	$1.91	$(0.09)	$1.82

Notes to the condensed consolidated financial statements
for fiscal 2010

b) Fiscal 2009 reconciliation to underlying results and constant exchange rates

	Fiscal 2009 reported	Impact of goodwill impairment and relisting	Fiscal 2009 underlying (non-GAAP)	Impact of exchange rate movement	Fiscal 2009 underlying at constant exchange rates (non-GAAP)
	$million	$million	$million	$million	$million
Sales by origin and destination:
US	2,536.1	-	2,536.1	-	2,536.1
UK	808.2	-	808.2	(73.9)	734.3
Total sales	3,344.3	-	3,344.3	(73.9)	3,270.4

Operating (loss)/income:
US	(236.4)	408.0	171.6	-	171.6
UK	(37.4)	108.9	71.5	(6.5)	65.0
Unallocated	(23.5)	10.5	(13.0)	1.2	(11.8)
Total operating (loss)/income	(297.3)	527.4	230.1	(5.3)	224.8

(Loss)/income before taxes	(326.5)	527.4	200.9	(5.6)	195.3

Net income/(loss)	(393.7)	527.4	133.7	(3.8)	129.9

(Loss)/earnings per share - basic	$(4.62)	$6.19	$1.57	$(0.05)	$1.52
(Loss)/earnings per share - diluted	$(4.62)	$6.19	$1.57	$(0.05)	$1.52

c) Fiscal 2010 percentage change in underlying results and at constant exchange rates

Fiscal 2010 reported		Fiscal 2009 reported	Change as reported	Fiscal 2010 underlying (non-GAAP)	Fiscal 2009 underlying (non-GAAP)	Underlying change (non-GAAP)	Fiscal 2009 underlying at constant exchange rates (non-GAAP)	Fiscal 2010 underlying change at constant exchange rates (non-GAAP)
$million		$million	%	$million	$million	%	$million	%
Sales by origin and destination:
US	2,557.5	2,536.1	0.8	2,557.5	2,536.1	0.8	2,536.1	0.8
UK	733.2	808.2	(9.3)	733.2	808.2	(9.3)	734.3	(0.1)
Total sales	3,290.7	3,344.3	(1.6)	3,290.7	3,344.3	(1.6)	3,270.4	0.6

Operating income/(loss):
US	235.8	(236.4)	n/a	222.4	171.6	29.6	171.6	29.6
UK	56.5	(37.4)	n/a	56.5	71.5	(21.0)	65.0	(13.1)
Unallocated	(16.5	(23.5)	n/a	(16.5)	(13.0)	(26.9)	(11.8)	(39.8)
Total operating income/(loss)	275.8	(297.3)	n/a	262.4	230.1	14.0	224.8	16.7

Income/(loss) before taxes	241.8	(326.5)	n/a	228.4	200.9	13.7	195.3	16.9

Net income/(loss)	164.1	(393.7)	n/a	155.8	133.7	16.5	129.9	19.9

Earnings/(loss) per share - basic	$1.92	$(4.62)	n/a	$1.83	$1.57	16.6	$1.52	20.4
Earnings/(loss) per share - diluted	$1.91	$(4.62)	n/a	$1.82	$1.57	15.9	$1.52	19.7

Notes to the condensed consolidated financial statements
for fiscal 2010

d) Fourth quarter fiscal 2010 percentage change in underlying results and at constant exchange rates

	13 weeks ended January 30, 2010 reported	13 weeks ended January 31, 2009 reported	Change as reported	13 weeks ended January 30, 2010 underlying (non-GAAP)	13 weeks ended January 31, 2009 underlying (non-GAAP)	Underlying change (non-GAAP)	13 weeks ended January 31, 2009 underlying at constant exchange rates (non-GAAP)	13 weeks ended January 30, 2010 underlying change at constant exchange rates (non-GAAP)
	$million	$million	%	$million	$million	%	$million	%
Sales by origin and destination:
US	920.8	862.1	6.8	920.8	862.1	6.8	862.1	6.8
UK	282.8	261.5	8.1	282.8	261.5	8.1	287.3	(1.6)
Total sales	1,203.6	1,123.6	7.1	1,203.6	1,123.6	7.1	1,149.4	4.7

Operating income/(loss):
US	124.2	(327.1)	n/a	125.8	80.9	55.5	80.9	55.5
UK	60.4	(39.3)	n/a	60.4	69.6	(13.2)	63.4	(4.7)
Unallocated	(4.7)	(0.1)	n/a	(4.7)	(0.1)	n/a	(1.2)	n/a
Total operating income/(loss)	179.9	(366.5)	n/a	181.5	150.4	20.7	143.1	26.8

Income/(loss) before taxes	172.4	(373.6)	n/a	174.0	143.3	21.4	135.6	28.3

Net income/(loss)	117.2	(424.0)	n/a	118.2	95.3	24.0	90.1	31.2

Earnings/(loss) per share - basic	$1.37	$(4.97)	n/a	$1.38	$1.12	23.2	$1.06	30.2
Earnings/(loss) per share – diluted	$1.36	$(4.97)	n/a	$1.37	$1.12	22.3	$1.06	29.2

The underlying results are the results adjusted for a $1.6 million movement in the fourth quarter vacation entitlement accrual in fiscal 2010 and $408.0 million and $108.9 million impairment of goodwill for the US and UK divisions respectively during fiscal 2009.

e) Net debt

	January 30, 2010	January 31, 2009
	$million	$million

Long-term debt	(280.0)	(380.0)
Loans and overdrafts	(44.1)	(187.5)
	(324.1)	(567.5)
Cash and cash equivalents	316.2	96.8

Net debt	(7.9)	(470.7)

Notes to the condensed consolidated financial statements
for fiscal 2010

f) Net income adjusted for non-cash items

	January 30, 2010	January 31, 2009
	$million	$million

Net income/(loss)	164.1	(393.7)
Adjustments to reconcile net income/(loss) to cash flows provided by operations
Depreciation of property, plant and equipment	101.0	108.1
Amortization of other intangible assets	7.9	6.4
Impairment of goodwill	-	516.9
Pension	(5.3)	0.2
Share-based compensation expense	5.6	0.7
Deferred taxation	15.5	24.7
Facility amendment fees included in net income	4.3	-
Other non-cash movements	0.8	(2.8)
Profit on disposal of property, plant and equipment	-	(0.7)

Net income adjusted for non-cash items	293.9	259.8

g) Free cash flow

	January 30, 2010	January 31, 2009
	$million	$million

Net cash provided by operating activities	515.4	164.4
Net cash flows used in investing activities	(43.5)	(113.3)

Free cash flow	471.9	51.1